                                                                 EXHIBIT 10.13



                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (this "Agreement"), dated and effective as of March 12, 1997 (the "Effective Date"), by and between Strategic Data Systems, Inc. (the "Company"), a Wisconsin corporation, and Stuart Warrington ("Executive").


                              W I T N E S S E T H:

         WHEREAS, the Company desires to retain the services of Executive with respect to the management of the Company's operations and the implementation of the Company's business plan; and

         WHEREAS, the Company considers the employment of Executive pursuant to the terms of this Agreement to be in the best interests of the Company in order to facilitate continuity of experienced management and wishes to assure that Executive serves the Company by providing adequate compensation, incentives and employment security in return for the services of Executive; and

         WHEREAS, Executive is willing, on the terms and subject to the conditions provided in this Agreement, to undertake the management responsibilities contemplated herein, and furnish services to the Company as provided herein.

         NOW, THEREFORE, in consideration of the premises, the covenants, representations and warranties herein contained and other good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

         1. Employment Term. The employment term shall commence on the Effective Date and shall be for a term of one year (the "Employment Term").

         2. Responsibilities and Authority. The Company hereby employs Executive to serve as its Chief Executive Officer. During the Employment Term, Executive shall assume and discharge the responsibilities of the Chief Executive Officer, as well as such other responsibilities as may be assigned to him by the Board of Directors of the Company (the "Board of Directors").

         3. Acceptance of Employment. Executive hereby accepts employment by the Company on the terms and conditions herein provided and agrees, subject to the terms of this Agreement, to devote substantially all of his business time to advance the interests of the Company and perform the services of Executive contemplated hereby. Notwithstanding the foregoing, the Company acknowledges that Executive serves on certain boards and committees and that this Section 3 is not intended to prohibit such service.

         4. Compensation and Benefits. As compensation for his services hereunder, Executive shall be entitled to the following amounts and benefits.

                 4.1 Base Compensation. Executive shall receive a base cash salary from the Company at the aggregate rate of $190,500 per annum for the Employment Term. The compensation received by Executive pursuant to this Section 4.1 shall be hereinafter referred to as "Base Compensation." Base Compensation shall be payable in semi-monthly installments on the first and sixteenth days of each month throughout the Employment Term.

                 4.2 Annual Cash Incentives. During the Employment Term, Executive shall be entitled to participate in the 1997 Annual Cash Incentive Plan of MiliRisk, Inc. (f/k/a Millers Integrated Claims Resources, Inc.) ("MiliRisk"), a copy of which has been provided to Executive.

                 4.3 Annual Stock Incentives. During the Employment Term, Executive shall be entitled to participate in the 1997 Management Recognition Plan of MiliRisk, a copy of which has been provided to Executive.

                 4.4 Stock Options. Executive shall be granted stock options for 865 shares of common stock of MiliRisk pursuant to the terms of a Stock Option Agreement granted under the MiliRisk 1997 Stock Option Plan, a copy of which has been provided to Executive.

                 4.5      Deferred Compensation.

                          4.5.1 The Company and Executive entered into a Deferred Compensation Agreement, dated as of January 1, 1993 (the "Compensation Agreement"), whereby the Company agreed to pay the Annual Benefit (as such term is defined in the Compensation Agreement) to Executive depending on the vesting of the Annual Benefit and the nature of the termination of Executive's employment with the Company.

                          4.5.2 The Compensation Agreement shall hereby be terminated and no longer in effect.

                          4.5.3 The Company shall pay to Executive, and if Executive's spouse, Nancy H. Warrington (the "Spouse"), survives him, to Spouse, $40,000 per year during the 20-year period commencing as of January 1, 1999 and ending on December 31, 2018 (the "Deferred Annual Compensation"). The Deferred Annual Compensation shall be payable to Executive or to Spouse if Spouse survives Executive in equal monthly installments on or before the tenth (10th) day of each month.

                          4.5.4 If the death of the second to die of Executive or Spouse or the contemporaneous deaths of Executive and Spouse occur prior to the distribution to Executive and Spouse of all amounts payable to them under Section 4.5.3 hereof as Deferred Annual Compensation, any amounts otherwise payable under Section 4.5.3 hereof to Executive and/or Spouse shall be distributed to the duly designated beneficiary(ies) of the second to die of Executive and Spouse or, in the event of their contemporaneous deaths, of Executive. All beneficiary designations shall be made by Executive and Spouse in such form and subject to such limitations as from time to time may be prescribed by the Board of Directors and shall be delivered to the Secretary of the Company. Executive and Spouse from time to time may revoke or change any beneficiary designation on file with the Company. If there is no effective beneficiary designation on file with the Company at the time of the death of the second to die of Executive and Spouse or at the time of their contemporaneous deaths, distribution of amounts otherwise payable to Executive or Spouse, as the case may be, under Section 4.5.3 hereof shall be made to the estate of the second to die of Executive and Spouse or, in the event of their contemporaneous deaths, to the estate of Executive. If a beneficiary designated hereunder by Executive or Spouse to receive benefits payable under Section 4.5.3 hereof shall survive Executive or Spouse, as the case may be, but die before receiving all distributions under Section 4.5.3 hereof, the balance thereof shall be paid to such deceased beneficiary's estate, unless the beneficiary designation of Executive or Spouse, as the case may be, provides otherwise. The Company shall have no responsibility with respect to the validity of any beneficiary designation made by Executive or Spouse and shall be fully protected if it acts thereon in good faith.

                 4.6 Fringe Benefits. During the Employment Term, Executive shall be entitled to (i) participate in or receive benefits under any employee benefit plan and/or arrangement applicable to all management level employees of the Company generally, (ii) receive reimbursement for all reasonable out-of-pocket expenses (including incidentals) relating to the performance of his duties and obligations under this Agreement, including, without limitation, business entertainment at any location and all expenses relating to travel, meals and accommodations while performing his duties and obligations from locations other than from the Company's offices in Sheboygan, Wisconsin; provided, however, that such expenses may be subject to any advance authorization as may be determined from time to time by the Chairman of the Board of the Company (the "Chairman of the Board") consistent with corporate policies established by the Board of Directors or the Chairman of the Board and (iii) in addition to the usual public holidays, receive up to 22 days of vacation each calendar year, provided however that unused vacation days may not be carried forward to any succeeding calendar year.

                 4.7 Benefits as Compensation. Nothing paid to Executive pursuant to Sections 4.2, 4.3, 4.4, 4.5 or 4.6 above shall be deemed to be in lieu of any portion of the Base Compensation of Executive set forth in Section 4.1 above.

                 5. Termination. This Agreement may be terminated upon the following terms:

                 5.1 Termination Upon Death. In the event of Executive's death during the Employment Term, this Agreement will terminate upon the first day of the month following Executive's date of death. In such event, Executive's estate shall be paid all amounts owed pursuant to Section 5.5 hereof earned prior to termination of employment and
         Section 4.5 hereof shall remain in full force and effect.

                 5.2 Termination Upon Total Disability. The Company may terminate this Agreement for "total disability" upon at least 30 days' notice to Executive. As used herein, "total disability" means illness or other physical or mental disability of Executive which shall continue for a period of at least two months in the aggregate during any 12-month period during the Employment Term, which such illness or disability shall make it impossible or impracticable for Executive to substantially perform his duties and responsibilities hereunder. If a disagreement arises between Executive and the Company as to whether Executive is suffering from "total disability", as defined herein, the question of Executive's disability shall be determined by a physician designated by the Company. In the event of termination of this Agreement as a result of Executive's total disability, Executive (or his legal representative) shall be paid all amounts owed pursuant to
         Section 5.5 hereof earned prior to termination of employment and
         Section 4.5 hereof shall remain in full force and effect.

                 5.3 Termination by the Company Without Cause. The Company shall have the right to terminate Executive's employment at any time, on 30 days' notice, without Cause (as defined in Section 5.4 hereof). In the event of termination of Executive's employment without Cause (whether during or after the Employment Term), (a) Executive shall be paid (i) all amounts owed pursuant to Section 5.5 hereof and (ii) the Base Compensation payable hereunder until the later of the expiration of the Employment Term or six months after the date of termination and payable in semi-monthly installments during such period; and (b) Section 4.5 hereof shall remain in full force and effect.

                 5.4 Termination by the Company for Cause. The Company shall be entitled to terminate Executive's employment at any time for Cause, as hereinafter defined, immediately upon written notice to Executive. In the event of such termination for Cause, all of Executive's rights and benefits provided for in this Agreement shall then and thereupon terminate, except as expressly provided in Sections
         4.5 and 5.5 hereof. For the purpose of this Agreement, "Cause" shall mean, (i) the failure by Executive to remedy a breach of any of Executive's material obligations under this Agreement within five business days after receipt of written notice of such breach from the Chairman of the Board or the Board of Directors, (ii) the arrest for, or conviction of Executive of, a felony, (iii) the abuse of illegal drugs or other controlled substances or the intoxication of Executive during business hours, (iv) the unexcused absence by Executive from Executive's regular job location for more than five consecutive days or for more than the aggregate number of days permitted to Executive under Company vacation and sick leave policies applicable to Executive, (v) any conduct or activity of Executive deemed injurious to the Company in the discretion of the Chairman of the Board or the Board of Directors or (vi) the breach of Executive's representations set forth in Section 18.1 of this Agreement.

                 5.5 Effect of Termination. Notwithstanding any other provision of this Agreement, in addition to any other payments payable to Executive under any other provision of this Agreement, within 15 days after the earlier of the date of termination of this Agreement for any reason whatsoever or the date of expiration of the Employment Term, the Company shall pay to Executive any accrued and unpaid amounts for Base

         Compensation, benefits, or reimbursable expenses payable prior to the date of termination of this Agreement.

         6. Disclosure of Information. Executive hereby acknowledges that he will have access to certain trade secrets and confidential information of the Company and of corporations and/or other business enterprises directly or indirectly owned, controlled and/or operated by the Company ("Affiliates") and that such information constitutes valuable, special and unique property of the Company and such corporations. Executive shall not, during or after the term of his employment hereunder, disclose any such trade secrets or confidential information to any person or entity for any reason or purpose whatsoever except as may be required by law or use such confidential information for any purpose not authorized by the Chairman of the Board. Confidential information shall include (i) all information designated as confidential by the Chairman of the Board and (ii) all information the disclosure of which Executive knows, or in the exercise of reasonable care should know, would be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information not otherwise considered by the Chairman of the Board or the Board of Directors to be confidential.

         7. Agreement Not to Compete. Executive agrees that during the term of his employment by the Company and for a period of 24 months following the termination of his employment with the Company, he shall not, at any place within the States in which the Company or its Affiliates is conducting business operations at the time of such termination, without the prior written consent of the Chairman of the Board, either in his own behalf or as a partner, officer, director, employee, agent or shareholder (other than as the holder of less than 10% of the outstanding capital stock of any corporation whose stock is traded on a national securities exchange) engage in, be interested in or render services to any business then competitive with the Company.

         8. Agreement Not to Solicit Customers and Employees. Executive agrees that during the term of his employment by the Company and for a period of 24 months following the termination of his employment pursuant to this Agreement, he shall not, either alone or on behalf of any business competing with the Company or any Affiliate, directly or indirectly (i) solicit or induce, or in any manner attempt to solicit or induce any person employed by, or an agent of, the Company or any Affiliate to terminate his contract of employment or agency, as the case may be, with the Company or any Affiliate, as the case may be, or (ii) solicit, divert, or attempt to solicit or divert, as a supplier or customer, any person, concern or entity which, as of the date of termination or during the one year period prior thereto, furnishes products or services to, or receives products and services from the Company or any Affiliate, nor will he attempt to induce any such supplier or customer to cease being (or any prospective supplier or customer not to become) a supplier or customer of the Company or any Affiliate.

         9. Termination of Rights in Other Plans. Executive has no rights, compensation or benefits under any plan, agreement or arrangement of the Company, except as provided in this Agreement. Any employment arrangements or agreements between the Company and Executive that existed at any time prior to the execution and delivery of this Agreement are hereby terminated.

         10. Injunctive Relief. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company and any Affiliate shall be entitled to an injunction without bond or security to prevent irreparable injury to the Company or such Affiliate. Nothing herein shall be construed as prohibiting the Company or such Affiliate from pursuing any other remedies available to the Company or such Affiliate for such breach or threatened breach, including the recovery of damages from the Executive.

         11. Nature of Agreement. No right, title, interest, or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of Executive or of any person claiming under Executive, or subject to seizure by any creditor of Executive or any person claiming under Executive. Neither Executive nor any person claiming under Executive shall have the power to anticipate or dispose of any right, title, interest, or benefit hereunder in any manner until the same shall have been actually distributed to him free and clear of the terms of this Agreement.

         12. Notice. For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, sent by facsimile with the appropriate mechanical answerback received, or mailed by first-class mail or airmail, postage prepaid, addressed:

         In the case of the Company, to:

                 Strategic Data Systems, Inc.
                 615 Pennsylvania Avenue
                 P.O. Box 819
                 Sheboygan, Wisconsin 53082-0819
                 Attention:  Chairman of the Board
                 Facsimile No.  (414) 459-9123

         with a copy to:

                 MiliRisk, Inc.
                 300 Burnett Street
                 Fort Worth, Texas 76102-2799
                 Attention:  F. George Dunham, III
                 Facsimile No.  (817) 348-3765

         In the case of Executive, to:

                 Stuart Warrington
                 3111 Koning Drive
                 Sheboygan, Wisconsin 53083

or to such other address as either party shall designate by giving written notice of such change to the other party.

         13. Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto, and shall also bind and inure to the benefit of Executive's heirs and legal representatives and any successor or successors of the Company by merger or consolidation and any assignee of all or substantially all of the Company's business and properties; except as to any such successor or assignee of the Company, neither this Agreement nor any duties, rights or benefits hereunder may be assigned by the Company or by Executive without the express written consent of Executive or the Company, as the case may be.

         14. Arbitration. Any dispute arising hereunder between Executive and the Company which cannot be resolved by them to their mutual satisfaction within a period of two weeks, unless mutually extended, shall be submitted to arbitration by a panel of three arbitrators in Chicago, Illinois in accordance with the rules of the American Arbitration Association then in effect. The results of such arbitration shall be binding and conclusive upon the parties hereto, and judgment on the award may be entered at the instance of either party in any court of competent jurisdiction. The arbitrators shall be empowered to award interest at "floating" prime rate, retroactive to the date of breach of this Agreement, upon any award and to award arbitration costs including reasonable actual legal fees, in their discretion, to the prevailing party.

         15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin.

         16. Modification. No modification or waiver of any provision hereof shall be made unless it be in writing and signed by both of the parties hereto.

         17. Scope of Agreement. This Agreement constitutes the whole of the agreement between the parties on the subject matter, superseding all prior oral and written conversations, negotiations, understandings, and agreements.

         18.     Representations and Indemnity.

                 18.1 No Violation of Other Agreements. Executive represents and warrants to the Company that the execution, delivery and performance by Executive of this Agreement and compliance by Executive with the provisions hereof will not require any consent, approval or notice under, violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any of the terms, conditions or provisions of any agreement (including, without limitation, any prior employment agreement or noncompete agreement with any other party), instrument, undertaking or arrangement to which Executive is a party or any judicial order, administrative decision or arbitration decision applicable to Executive.

                 18.2 Indemnification Against Breach of Representations. Executive shall indemnify and hold harmless the Company from and against any claims, damages, expenses (including, but not limited to, attorney's fees and other expenses), judgments, fines and amounts paid in settlement incurred by the Company in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the Company is a party or is threatened to be made a party by reason of or arising out of any actual or alleged breach of Executive's representations set forth in Section 18.1 above.

                 18.3 Nonexclusivity of Indemnification Provisions. Indemnification pursuant to Section 18 hereof shall be in addition to any other rights which the Company may have under corporate governance documents, other agreements or applicable law. The Company's right to indemnification under this Section 18 shall survive the termination of this Agreement.

         19. Severability. To the extent that any provision of this Agreement may be deemed or determined to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not impair or affect any other provision, and this Agreement shall be interpreted so as to most fully give effect to its terms and still be valid and enforceable.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of March 12, 1997.

                                        STRATEGIC DATA SYSTEMS, INC.



                                        By: /s/ F. GEORGE DUNHAM, III
                                           -------------------------------------
                                            F. George Dunham, III
                                            Chairman of the Board


                                        /s/ STUART WARRINGTON
                                        ----------------------------------------
                                        Stuart Warrington